Exhibit 21

Parent Company:
Riverview Bancorp, Inc.

Subsidiaries:	Percentage of ownership	Jurisdiction or State of Incorporation
Riverview Community Bank	100%	Federal
Riverview Services, Inc. (1)	100%	Washington
Riverview Asset Management Corp. (1)	85%	Washington

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(1) This corporation is a subsidiary of Riverview Community Bank.